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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                CDF FUNDING, INC.

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      Section 1. Name. The name of the corporation is: CDF Funding, Inc. (the
"Corporation").

      Section 2. Registered Office. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      Section 3. Purposes. The nature of the business or purposes to be conducted or promoted by the Corporation is limited solely to the following:

      A.    to issue capital stock from time to time;

      B. to acquire (through purchase or otherwise) and hold, sell, transfer and pledge, loans, leases, receivables, equipment and related rights, documents and interests (all of the foregoing, collectively, "Receivables Property");

      C. to enter into any agreement providing for the acquisition, sale, financing, hedging or transfer of Receivables Property or interests in Receivables Property;

      D.    to retain or reacquire an interest in Receivables Property;

      E. to lend or otherwise invest proceeds from Receivables Property and any other income;

      F.    to enter into contribution agreements;

      G. to otherwise manage or make such arrangements in order to facilitate the above-mentioned purposes; and

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      H.    to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the laws of the State of Delaware that, in either case, are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes.

      Section 4. Powers. Subject to Section 6, the Corporation, and the directors and the officers of the Corporation on behalf of the Corporation, shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.

      Section 5. Independent Director. (a) At any given time, at least one member of the Corporation's Board of Directors shall be an Independent Director as defined below; provided, however, that if at any time the office of the Independent Director shall be vacant for any reason, subject to Section 7 and paragraph (b) of this Section 5, any action taken by the Board of Directors in accordance with this Certificate of Incorporation and the Corporation's By-Laws (other than actions taken with respect to matters described in Section 7 and paragraph (b) of this Section 5) shall nonetheless be valid.

      "Independent Director" means a natural person who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not:
(i) an employee, director, stockholder, partner or officer of the Corporation or any of its Affiliates (other than his or her service as an Independent Director of the Corporation or Independent Director or independent manager of any Affiliate of the Corporation whose purposes are restricted to those substantially similar to those in Section 3); (ii) a customer or supplier of the Corporation or any of its Affiliates; or (iii) any member of the immediate family of a person described in (i) or (ii) above.

      (b) If an Independent Director resigns, dies or becomes incapacitated, or such position otherwise becomes vacant, no action requiring the unanimous vote of the Board of Directors shall be taken until a successor Independent Director is elected and qualified and approves of such action. In the event of the death, incapacity or resignation of an Independent Director, or a vacancy for any other reason, a successor Independent Director shall be appointed by the remaining directors. To the extent permitted by Delaware law, the Independent Director, in voting on matters subject to the approval of the Board of Directors, shall at all times take into account the interests of creditors of the Corporation, in addition to the interests of the Corporation and its stockholders.

      Section 6. Separateness Provisions. This Section 6 is being adopted in order to comply with certain provisions required in order to qualify the Corporation as a "special purpose entity." The Corporation shall:

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      (i)   not commingle its assets with those of any member of the Group or any affiliate or subsidiary of any such member;

      (ii) maintain (A) correct and complete corporate records and books of account and minutes of the meetings and the other proceedings of the Corporation and directors and (B) such records, books and minutes separate from those of any member of the Group;

      (iii) have its own principal executive and administrative office through which its business is conducted (which, however, may be within the premises of and leased from any member of the Group) separate from those from that of any member of the Group;

      (iv) maintain books and records separate from any other person or other entity;

      (v)   conduct its own affairs in its own name;

      (vi)  maintain and periodically prepare separate financial statements;

      (vii) pay its own liabilities out of its own funds;

      (viii) observe all organizational formalities, including holding appropriate meetings in connection with the activities of the Corporation;

      (ix) maintain an "arm's-length relationship" with each member of the Group;

      (x)   pay the salaries, if any, of its own officers and employees, if any;

      (xi) except by issuing and performing its obligations under a contribution agreement or demand note in favor of one of its subsidiaries, not guarantee or become obligated for the debts of any other person or other entity or hold out its credit as being available to satisfy the obligations of others;

      (xii) maintain separate office space and allocate fairly and reasonably any overhead for office space shared with member of the Group;

      (xiii) use stationery, invoices, checks and telephone numbers through which all business correspondence and communication are conducted separate from those from that of any member of the Group;

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      (xiv) not pledge its assets for the benefit of any other person or other entity except pursuant to the purposes and activities set forth in
            Section 3;

      (xv)  hold itself out as a separate entity;

      (xvi) not engage, directly or indirectly, in any business or purposes other than the actions required or permitted to be performed under
            Section 3 and Section 6;

      (xvii) not engage in any merger, consolidation or combination transaction with any person or other entity;

      (xviii) not take any action inconsistent with Section 7; and

      (xix) not incur debt except pursuant to the purposes and activities set forth in Section 3.

      For purposes hereof, "Group" shall mean (A) General Electric Capital Services, Inc. and General Electric Capital Corporation, (B) each person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock having ordinary voting power in the election of directors of General Electric Capital Services, Inc. or General Electric Capital Corporation, (C) each person that controls, is controlled by or is under common control with General Electric Capital Services, Inc. or General Electric Capital Corporation, and (D) each of such person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

      Section 7. Actions Requiring Unanimous Board Action. (a) The Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors, including the affirmative vote of each Independent Director, which vote of each such director shall be in writing and given prior to such action, do any of the following:

      A.    engage in any business or activity other than those set forth in
            Section 3;

      B. dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or convey or transfer its properties and assets, substantially as an entirety to any entity;

      C.    amend this Certificate of Incorporation; or

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      D.    institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency, reorganization or dissolution, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due, or take corporate action in furtherance of any such action or take any similar action with respect to any securitization trust established by it.

If no Independent Director is then in office and acting, a vote upon any matter set forth in this Section 7 shall not be taken unless and until an Independent Director shall have been duly elected.

      Section 8. By-Laws. In furtherance and not in limitation of the powers conferred by statute, the directors are expressly authorized to make, alter or repeal the by-laws of the Corporation.

      Section 9. Election and Meetings. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

      Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the directors or in the by-laws of the Corporation.

      Section 10. Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute (but subject to Section 7 above), and all rights conferred upon stockholders herein are granted subject to this reservation.

      Section 11. Stock. The total number of shares of stock which the Corporation shall have authority to issue is: Two Thousand (2000) shares consisting of One Thousand (1000) shares of Voting Common Stock (the "Voting Common Stock") which shall be without par value and One Thousand (1000) shares of Non-Voting Common Stock (the "Non-Voting Common Stock") which shall be without par value. The rights and preferences of the Voting Common Stock and the Non-Voting Common Stock shall be identical except that the holders of the Voting Common Stock shall be entitled to one vote per share and the holders of the Non-Voting Common Stock shall have no voting rights, in each case, except as provided by law.

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      Section 12. Incorporator. The name and mailing address of the incorporator is as follows:

NAME                                    MAILING ADDRESS
----                                    ---------------
Kevin Warns                    Mayer, Brown, Rowe & Maw LLP
                                      190 S. LaSalle Street
                                          Chicago, IL 60603

      Section 13. Existence. The corporation is to have perpetual existence.

      Section 14. Limited Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

      I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set his hand this 5th day of February, 2004.

  /s/ Kevin Warns
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Kevin Warns
Sole Incorporator

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